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                      May 12, 2023

       Scott Behrens
       Chief Financial Officer
       ACI Worldwide, Inc.
       2811 Ponce de Leon Blvd, PH1
       Coral Gables, FL 33134

                                                        Re: ACI Worldwide, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 000-25346

       Dear Scott Behrens:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation